Exhibit 99.1

Larry Pierce Media Relations (713) 369-9407	Mindy Mills Investor Relations (713) 369-9490 www.kindermorgan.com

 KINDER MORGAN ENERGY PARTNERS INCREASES
QUARTERLY DISTRIBUTION TO $1.05 PER UNIT;
UP 14% OVER FOURTH QUARTER 2007

HOUSTON, Jan. 21, 2009 – Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today increased its quarterly cash distribution per common unit to $1.05 ($4.20 annualized) from $1.02 per unit ($4.08 annualized).  Payable on Feb. 13, 2009, to unitholders of record as of Jan. 30, 2009, the distribution represents a 14 percent increase over the fourth quarter 2007 cash distribution per unit of $0.92 ($3.68 annualized).  KMP has increased the distribution 35 times since current management took over in February of 1997.  In total, KMP declared cash distributions for 2008 of $4.02 per unit, meeting its published annual budget and 16 percent higher than declared cash distributions of $3.48 per unit in 2007.
KMP produced 2008 distributable cash flow before certain items of $1.07 billion, up 23 percent from $865 million in 2007.  Distributable cash flow per unit before certain items was $4.15, up 14 percent from $3.65 in 2007.  Net income for 2008 before certain items was $1.3 billion, up 30 percent from $1.03 billion last year.  Including certain items, net income for the year was $1.3 billion, up 124 percent from $590.3 million in 2007.
Fourth quarter distributable cash flow before certain items was $211 million, compared to $242.1 million for the comparable period of 2007.  Fourth quarter distributable cash flow per unit before certain items was $0.81, compared to $1.00 per unit for the same period last year.  Fourth quarter net income before certain items was $280.7 million, compared to $299.3 million for the fourth quarter of 2007.  Including certain items, net income for the fourth quarter was $284.6 million compared to $293.3 million for the same period last year.
Chairman and CEO Richard D. Kinder said, “KMP had a very good year, as we achieved our financial target for 2008 of $4.02 in cash distributions per unit.  When you consider the
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tumultuous market conditions experienced during the past year, I’m very proud of KMP’s accomplishments.  Our diversified portfolio of stable assets generated strong cash flow with total 2008 segment earnings before DD&A and certain items of $2.8 billion, up 24 percent from $2.2 billion in 2007.  We generated $4.15 per unit in distributable cash flow for the year, which gives us excess coverage of distributable cash flow before certain items above distributions of $33 million, almost triple our published annual budget.  We beat our annual targets despite fourth quarter results that were impacted by some timing-related and unusual items, such as the back-end loading of sustaining capital expenditures and lost business due to hurricanes, and by some general economic factors, such as lower crude oil prices and a weakened Canadian dollar.  In the past five weeks, we demonstrated that we have the ability to access capital even in difficult times, raising over $1 billion by issuing debt, equity and unwinding interest rate swaps.  We also continue to execute our multi-billion dollar capital investment program, and we have made tremendous progress on various projects (some of which will come on line in 2009) that will drive the company’s future growth.”
Overview of Business Segments
The Products Pipelines business produced fourth quarter segment earnings before DD&A and certain items of $153.2 million, up 11 percent from $138.5 million for the comparable period in 2007.  For the year, this segment generated $571.5 million in earnings before DD&A and certain items, short of its published annual budget of 5 percent growth ($612.7 million).  The shortfall was driven by lower volumes as a result of extremely high products prices and a recessionary environment.  Adjusting for the sale of the North System, which contributed over $28 million in earnings before DD&A in 2007 before being sold in the fourth quarter of that year, segment earnings before DD&A and certain items were up 2.5 percent in 2008.
“In the fourth quarter and for the year, Products Pipelines benefited from improved financial performances at the Southeast and West Coast terminals, along with the Cochin and Central Florida pipelines, compared to 2007,” Kinder said.  “Segment highlights included investing approximately $46 million in 2008 to further upgrade and modify existing facilities
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which enabled us to generate additional revenues by handling more ethanol.  In the fourth quarter, we completed construction of a new terminal consisting of four new fuel storage tanks with a capacity of 320,000 barrels to serve two military bases in California, successfully commenced commercial ethanol transportation service on the Central Florida Pipeline and acquired a strategically located liquids storage terminal in Phoenix.”
For the year, total refined products revenues were up 0.8 percent and volumes were down 7.1 percent (excluding Plantation, revenues were up 1.5 percent and volumes were down 5.9 percent).  Total refined products revenues were down 2.1 percent and volumes were down 6.6 percent compared to the fourth quarter of 2007 (excluding Plantation revenues were up 0.8 percent and volumes were down 6.4 percent).  Gasoline volumes were down 8.5 percent, diesel volumes were down 3.8 percent and jet volumes were down 6.2 percent for the year.
The Natural Gas Pipelines business produced fourth quarter segment earnings before DD&A and certain items of $198.8 million, up 11 percent from $178.5 million for the fourth quarter of 2007.  For the year, this segment produced $746.8 million in earnings before DD&A and certain items, up 24 percent from 2007 and significantly above its published annual budget of 18 percent growth ($706 million).
“This segment had an outstanding year led by Rockies Express-West, which began service in January 2008 and reached full operations in May, and the Texas Intrastate Pipeline Group,” Kinder said.  “TransColorado contributed to this segment’s success by producing better results than in 2007 due to a completed expansion, and KMIGT also had improved results compared to the previous year.  Segment earnings before DD&A and certain items would have been even higher if not for lost business in the Texas intrastates from Hurricane Ike.”
Growth by the Texas intrastates for the year was attributable to increased transportation and storage revenue from long-term contracts, higher sales margins, and greater processing volumes and margins.
For the year, overall segment transport volumes were up 26 percent compared to 2007, primarily due to REX-West being operational.  Sales volumes at the intrastates were relatively flat.
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The CO2 business delivered fourth quarter segment earnings before DD&A and certain items of $140.5 million, down from $144.9 million from the same period in 2007.  For the year, this segment generated earnings before DD&A and certain items of $760.2 million, up 42 percent from 2007 and ahead of its published annual budget of 40 percent growth ($750.9 million).
“CO2 had a good fourth quarter operationally, but our results were significantly impacted by lower oil prices on unhedged volumes and lost business due to Hurricane Ike, which resulted in a decrease in NGL sales due to a third-party fractionation facility being down,” Kinder said.  “Nevertheless, this segment had a terrific year with over 40 percent growth compared to 2007, driven by increased CO2 sales and transport volumes, solid oil production at the SACROC and Yates units, higher hedge prices and higher pricing for much of the year.”
For the quarter, average oil production at SACROC was 29.2 thousand barrels per day (MBbl/d), up 16 percent from the same period last year.  Average oil production at the Yates Field was 26.7 MBbl/d, down from 27.8 MBbl/d in the fourth quarter of 2007.  CO2 delivery volumes were up 23 percent compared to the fourth quarter last year due to expansion projects in southwest Colorado that increased CO2 production.  For the year, average oil production was 28 MBbl/d at SACROC and 27.6 MBbl/d at Yates.  CO2 delivery volumes were up 15 percent from 2007.
The CO2 segment is an area where KMP is exposed to commodity price risk, but that risk is partially mitigated by a long-term hedging strategy intended to generate more stable realized prices.  The realized weighted average oil price per barrel, with all hedges allocated to oil, was $43.35 for the fourth quarter and $49.42 for the year.  The realized weighted average NGL price per barrel, allocating none of the hedges to NGLs, was $26.34 for the quarter and $63 for the year.
The Terminals business reported fourth quarter segment earnings before DD&A and certain items of $140.3 million, up 13 percent from $124.2 million for the comparable period in 2007.  For the year, this segment produced $538.9 million before DD&A and certain items, up
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22 percent from 2007 and just short of its published annual budget of 24 percent growth ($550.2 million).
“The Terminals business would have almost met its annual budget if not for lost business associated with the hurricanes, and actually would have exceeded its budget had it not also incurred higher operational costs for much of the year due to higher diesel prices,” Kinder said.  “All of this segment’s growth in the fourth quarter came from organic opportunities, as did two-thirds of its growth for the year.”
Fourth quarter results were driven by a 20 percent increase in coal volumes (particularly at the Pier IX Terminal located in Newport News, Va., and the Cora Terminal in Chester, Ill., which had record throughput in December), a 29 percent increase in throughput at the company’s New York Harbor terminals and increased capacity at the Houston Ship Channel facilities due to tank expansions.  For the year, expansions also drove internal growth at the company’s liquids terminals on the Houston Ship Channel, in New York Harbor, at the North 40 Terminal near Edmonton, Alberta, and at Vancouver Wharves in British Columbia, as KMP’s leasable capacity increased by 14 percent to 54 million barrels.  Results in 2008 also benefited from acquisitions such as Marine Terminals and Vancouver Wharves, which were purchased in September and May of 2007, respectively.
Kinder Morgan Canada (formerly referred to as the Trans Mountain segment) produced fourth quarter segment earnings before DD&A and certain items of $37.6 million, up substantially from $14.2 million for the same period in 2007.  For the year, this segment recorded $140.8 million in earnings before DD&A and certain items, up 148 percent from 2007 and just short of its published annual budget of 161 percent growth ($148.5 million).  This segment was almost on plan in Canadian dollars, but was negatively impacted by the weakened Canadian dollar.
“This segment’s solid results for the quarter primarily reflect the completion of the Anchor Loop expansion of the Trans Mountain Pipeline, which boosted capacity to 300,000 barrels per day and resulted in a higher tariff, and the acquisition of the Express-Platte pipeline system and a jet fuel pipeline from Knight Inc., in August of 2008,” Kinder said.  “For the year,
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this segment also benefited from a full year of contributions from Trans Mountain, which was acquired by KMP April 30, 2007.”

Outlook
KMP previously announced that it expects to declare cash distributions of $4.20 per unit for 2009, a 4.5 percent increase over 2008.  “We continue to be well positioned for future growth and anticipate that our business segments will generate over $3 billion of earnings before DD&A in 2009,” Kinder said.  “Growth will be driven by the continuation of our substantial capital investment program, which includes both expansions of existing assets along with new projects.  As examples, we have three major natural gas projects scheduled to begin service in 2009.”
The 2009 budget assumes an average West Texas Intermediate (WTI) crude oil price of $68 per barrel for the year.  The majority of cash generated by KMP is fee based and is not sensitive to commodity prices.  In its CO2 segment, the company hedges the majority of its oil production but does have exposure to unhedged volumes, most of which are natural gas liquids.  For 2009, every $1 change in the average WTI crude oil price per barrel is expected to impact the CO2 segment by approximately $6 million (or about 0.2 percent of our combined business segments’ anticipated distributable cash flow).  If the average WTI crude oil price per barrel in 2009 were the same as the price experienced in 2008 (about $100 per barrel), then KMP would generate distributable cash flow that could support cash distributions of approximately $4.52 per unit for 2009.  This sensitivity to the WTI price is very similar to what the company experienced in 2008.  KMP will hold its annual investor conference in Houston Jan. 29 (which will be webcast live on www.kindermorgan.com) to discuss in detail its outlook for this year.
Kinder Morgan Management, LLC (NYSE: KMR) also expects to declare distributions of $4.20 per share for 2009.

Projects
Below is a status update on numerous capital projects that KMP is in various stages of building.
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Products Pipelines

•
KMP’s approximately $25 million project to construct four new military fuel storage tanks totaling 320,000 barrels and ancillary facilities to provide uninterrupted fuel service to the Marine Corps Air Station in Miramar, Calif., and the Naval Air Station in Point Loma, Calif., became operational in December, several months ahead of schedule.

•
KMP began transporting commercial batches of denatured ethanol along with gasoline shipments in its 16-inch Central Florida Pipeline (CFPL) from Tampa to Orlando last month.  In total, the company has approved over $90 million in ethanol and biofuel projects including modifications to tanks, truck racks and related infrastructure for new or expanded ethanol and biodiesel service at various terminals in the Southeast and Pacific Northwest.  KMP offers offloading, storage and blending of ethanol at its terminals in Florida, Georgia, South Carolina, North Carolina, Virginia, Pennsylvania, New York, Illinois, Tennessee, Mississippi, Louisiana, Texas, California, Nevada, Arizona, Washington and Oregon.

•
In the fourth quarter, Kinder Morgan successfully conducted a test movement of 20,000 barrels of blended  biodiesel (a 5 percent blend or “B5”) in a segment of the Plantation Pipe Line system that transports gasoline and diesel from Collins, Miss., to Spartanburg, S.C.  The company now anticipates having the capability to move blended B5 to the following markets along Plantation during 2009 – Birmingham and Oxford, Ala., Bremen, Atlanta, Athens and Hartwell, Ga., Belton and Spartanburg, S.C., Charlotte and Greensboro, N.C., and Roanoke, Va.  Kinder Morgan currently stores, blends and loads trucks of biodiesel blends at its Portland, Ore., and Seattle, Wash., terminals and receives waterborne biodiesel imports for storage and breakout for local retail demand at its Tampa terminal.

•
KMP purchased a liquids terminal in Phoenix, Ariz., from ConocoPhillips for approximately $29 million, including upgrades, in December.  The facility has tank capacity of approximately 200,000 barrels for gasoline, diesel and ethanol.  The terminal is located near the company’s existing terminal in Phoenix and will increase the company’s storage capacity in this market by almost 13 percent.

Natural Gas Pipelines

The total estimate for KMP’s share of capital expenditures on its large natural gas projects remains virtually unchanged since the third quarter of 2008.  Construction is ongoing on the Rockies Express, Midcontinent Express and Kinder Morgan Louisiana pipelines.  While the forecast includes costs for winter construction, weather conditions may continue to impact contractor productivity which could further impact costs and schedules.

•
Construction continues on REX-East.  Subject to receipt of regulatory approvals, initial service on the pipeline is projected to commence April 1, 2009, with capacity of 1.6 billion cubic feet (Bcf) per day.  Service to Lebanon, Ohio, is expected to commence June 15, 2009, and in service of the fully powered REX-East pipeline to Clarington, Ohio, is expected Nov. 1, 2009.  REX-East is a 639-mile pipeline segment that will extend REX eastward from Audrain County, Mo., to Clarington.  The section to Audrain County (REX-West) has been

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fully operational since May 2008.  One of the largest natural gas pipelines to be constructed in North America, REX is a joint venture of KMP, Sempra Pipelines and Storage and ConocoPhillips.  When completed, the 1,679-mile pipeline will have a capacity of approximately 1.8 Bcf per day.  Binding firm commitments from creditworthy shippers have been secured for all of the capacity on the pipeline.  The current estimate of total construction costs on the entire REX project has been revised to $6.2 billion from $6 billion.

•
Construction continues on the Midcontinent Express Pipeline (MEP).  Including a fully subscribed expansion that was recently added to the project to increase available pipeline capacity and cash flow, the MEP project budget is approximately $1.9 billion.  The pipeline will extend from southeast Oklahoma, across northeast Texas, northern Louisiana and central Mississippi to an interconnection with the Transco Pipeline near Butler, Ala.  Subject to receipt of regulatory approvals, interim service on the first portion of the pipeline to eastern Louisiana is expected to be available by April 1, 2009.  The second construction phase to Transco is expected to be completed by Aug. 1, 2009.  In July 2008, a successful binding open season was completed that increases commitments on the main segment of MEP’s Zone 1 from 1.5 to 1.8 Bcf per day.  The pipeline capacity is fully subscribed with long-term binding commitments from creditworthy shippers.  The project is a 50/50 joint venture of KMP and Energy Transfer Partners.

•
Construction continues on the Kinder Morgan Louisiana Pipeline, a 133-mile, 42-inch diameter line, that will transport natural gas to multiple pipelines from the Cheniere Sabine Pass liquefied natural gas terminal in Louisiana.  The project budget has been revised downward to approximately $950 million from $1 billion.  All of the 3.2 Bcf per day of capacity on the pipeline has been subscribed by Chevron and Total.  The pipeline is anticipated to be fully operational during the third quarter of 2009.

•
Development of the new Fayetteville Express Pipeline (FEP) is underway.  A joint venture with Energy Transfer Partners, FEP is a 42-inch, 187-mile pipeline that will begin in Conway County, Ark., and end in Panola County, Miss.  FEP has secured 10-year binding commitments totaling 1.85 Bcf per day of capacity.  The pipeline will have an initial capacity of 2 Bcf per day.  Pending regulatory approvals, it is expected to be in service by late 2010 or early 2011.  KMP’s cost estimate for this project has been reduced by $50 million to $1.2 billion from the prior estimate that rounded to $1.3 billion.

•
Construction was completed in November on the approximately $39 million Colorado Lateral expansion.  The 41-mile pipeline is now in service and part of the Kinder Morgan Interstate Gas Transmission (KMIGT) system, transporting natural gas along the Front Range to a local distribution company.  The pipeline has an initial capacity of 74,000 dekatherms per day.

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•
 Construction was completed in October on an approximately $22 million expansion project at KMIGT, which is now delivering natural gas to four additional ethanol plant customers and an industrial end user located in northeast Nebraska.

•
The Texas intrastate group has completed two projects this month.  An approximately $85 million expansion project at the Markham storage facility completed the debrining phase this month and created an additional 7.5 Bcf of working storage capacity to the intrastate system.  In addition, the approximately $13 million Hill Country compression project is now in service, providing 50,000 MMBtu of incremental pipeline capacity primarily to the Austin market.

•
The West Region Pipeline group is working on a 200,000 dekatherms per day expansion of the westernmost zone of the REX system.  The expansion is fully contracted and expected to be operational in April 2010.  Submittal of the FERC application seeking approval to construct and operate the expansion is expected by the end of January 2009.

CO2

•
The approximately $290 million southwest Colorado CO2 expansion is nearing completion and will ultimately increase CO2 supplies by about 300 million cubic feet (MMcf) per day to customers.  The Doe Canyon source field began operations in January 2008 and is currently delivering 120 MMcf per day.  The Goodman Point expansion at the McElmo Dome source field was completed in December and the plant is currently delivering 210 MMcf per day. The expansion of the Cortez Pipeline continued with the activation of the Blanco Pump Station in the fourth quarter, utilizing power from diesel generators.  Construction will begin this month on a power line to connect the pumps to the power grid and it is expected to be in service this summer.  Current deliveries on the Cortez Pipeline are about 1,260 MMcf per day.

Terminals

•
In December 2008, KMP began operations at its approximately $47 million terminal in Geismar, La., which offers liquids storage, transfer and packaging facilities.  The newly constructed terminal has liquids storage capacity of about 123,500 barrels and approximately 144,000 square feet of warehouse space.  The facility is capable of handling inbound and outbound material via pipeline, rail, truck and barge/vessel.  The terminal also offers rail siding for up to 24 cars with expansion capabilities to build tank car loading racks for future transload services.

•
An approximately $13 million expansion continues at the company’s Cora coal terminal in Rockwood, Ill., along the upper Mississippi River.  The project will increase storage capacity by approximately 250,000 tons to 1.25 million tons and expand maximum throughput at the terminal to 13 million tons annually.  The project is expected to be completed in the second quarter of 2009.

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Kinder Morgan Canada

•
The Mount Robson portion of the Anchor Loop project, which increased capacity on the Trans Mountain pipeline system to 300,000 barrels per day (bpd), began service in November 2008.  The Jasper portion, which began service in April 2008, had increased capacity from 260,000 bpd to 285,000 bpd.  The Trans Mountain pipeline system transports crude oil and refined products from Edmonton, Alberta, to marketing terminals and refineries in British Columbia and Washington state.  The cost of the project was approximately $544 million.

Other News

•
During the last five weeks, KMP has raised over $1 billion by issuing debt, equity and unwinding interest rate swaps.  KMP issued $500 million in 10-year senior notes, with a put in year three, which were priced to yield 9 percent.  This transaction closed on Dec. 19.  The company also issued 3.9 million units of KMP equity in a common unit offering, raising approximately $177 million in net proceeds.  This transaction closed Dec. 22.  Additionally, KMP reversed fixed to floating interest rate swaps and received almost $340 million in cash, including a swap unwound earlier this month.  KMP’s interest rate swap portfolio was still worth approximately $600 million on Jan. 16, following these unwinds.

Kinder Morgan Management, LLC

Shareholders of Kinder Morgan Management, LLC will also receive a $1.05 distribution ($4.20 annualized) payable on Feb. 13, 2009, to shareholders of record as of Jan. 30, 2009.  The distribution to KMR shareholders will be paid in the form of additional KMR shares.  The distribution is calculated by dividing the cash distribution to KMP unitholders by KMR’s average closing price for the 10 trading days prior to KMR’s ex-dividend date.
Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company in North America.  KMP owns an interest in or operates more than 25,000 miles of pipelines and 170 terminals.  Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle bulk materials like coal and petroleum coke.  KMP is also the leading provider of CO2 for enhanced oil recovery projects in North America.  One of the largest publicly traded pipeline limited partnerships in America, KMP has an enterprise value of over $20 billion.  The general partner of KMP is owned by Knight Inc. (formerly Kinder Morgan, Inc.), a private company.

Please join KMP at 4:30 p.m. Eastern Time on Wednesday, Jan. 21, at www.kindermorgan.com for a LIVE webcast conference call on the company’s fourth quarter earnings.
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The non-generally accepted accounting principles, or non-GAAP, financial measures of distributable cash flow before certain items, both in the aggregate and per unit, and segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments, or DD&A, and certain items, are presented in this news release.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or any other GAAP measure of liquidity or financial performance.
Distributable cash flow before certain items is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders on an ongoing basis.  Management uses this metric to evaluate our overall performance.  It also allows management to simply calculate the coverage ratio of estimated ongoing cash flows to expected cash distributions.  Distributable cash flow before certain items is also an important non-GAAP financial measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment.  This financial measure indicates to investors whether or not we typically are generating cash flow at a level that can sustain or support an increase in the quarterly distributions we are paying pursuant to our partnership agreement.  Our partnership agreement requires us to distribute all available cash.  Distributable cash flow before certain items and similar measures used by other publicly traded partnerships are also quantitative measures used in the investment community because the value of a unit of such an entity is generally determined by the unit's yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder).  The economic substance behind our use of distributable cash flow before certain items is to measure and estimate the ability of our assets to generate cash flows sufficient to make distributions to our investors.
We define distributable cash flow before certain items to be limited partners' pretax income before certain items and DD&A, less cash taxes paid and sustaining capital expenditures for KMP, plus DD&A less sustaining capital expenditures for Rockies Express, our equity method investee.  Distributable cash flow before certain items per unit is distributable cash flow before certain items divided by average outstanding units.  "Certain items" are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact, for example, goodwill impairments, allocated compensation for which we will never be responsible, and results from assets prior to our ownership that are required to be reflected in our results due to accounting rules regarding entities under common control, or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically, for example legal settlements, hurricane impacts and casualty losses.  Management uses this measure and believes it is important to users of our financial statements because it believes the measure more effectively reflects our business' ongoing cash generation capacity than a similar measure with the certain items included.  For similar reasons, management uses segment earnings before DD&A and certain items in its analysis of segment performance and managing our business.  We believe segment earnings before DD&A and certain items is a significant performance metric because it enables us and external users of our financial statements to better understand the ability of our segments to generate cash on an ongoing basis.  We believe it is useful to investors because it is a measure that management
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believes is important and that our chief operating decision makers use for purposes of making decisions about allocating resources to our segments and assessing the segments' respective performance.
We believe the GAAP measure most directly comparable to distributable cash flow before certain items is net income.  Our calculation of distributable cash flow before certain items, which begins with net income after subtracting certain items that are specifically identified in the accompanying tables, is set forth in those tables.  Net income before certain items is presented primarily because we use it in this calculation.  Segment earnings before DD&A is the GAAP measure most directly comparable to segment earnings before DD&A and certain items.  Segment earnings before DD&A and certain items is calculated by removing the certain items attributable to a segment, which are specifically identified in the footnotes to the accompanying tables, from segment earnings before DD&A.  In addition, segment earnings before DD&A computed in accordance with GAAP is included on the first page of the tables presenting our financial results.
Our non-GAAP measures described above should not be considered as an alternative to GAAP net income, segment earnings before DD&A or any other GAAP measure. Distributable cash flow before certain items and segment earnings before DD&A and certain items are not financial measures in accordance with GAAP and have important limitations as analytical tools. You should not consider either of these non-GAAP measures in isolation or as a substitute for an analysis of our results as reported under GAAP.  Because distributable cash flow before certain items excludes some but not all items that affect net income and because distributable cash flow measures are defined differently by different companies in our industry, our distributable cash flow before certain items may not be comparable to distributable cash flow measures of other companies.  Segment earnings before DD&A and certain items has similar limitations.  Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
This news release includes forward-looking statements. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Consolidated Statement of Income
(Unaudited)
(In millions except per unit amounts)

	Three Mos. Ended Dec. 31,		Twelve Mos. Ended Dec. 31,
	2008	2007	2008	2007

Revenues	$2,291.5	$2,448.8	$11,740.3	$9,217.7

Costs, expenses and other
Operating expenses	1,645.1	1,955.2	8,998.9	7,071.9
Depreciation, depletion and amortization	205.3	138.2	695.8	540.0
General and administrative	75.2	56.0	297.9	278.7
Taxes, other than income taxes	39.7	41.8	186.7	153.8
Other expense (income)	1.3	0.4	2.6	365.6
	1,966.6	2,191.6	10,181.9	8,410.0
Operating income	324.9	257.2	1,558.4	807.7

Other income (expense)
Earnings from equity investments	42.3	18.3	160.8	69.7
Amortization of excess cost of equity investments	(1.4)	(1.5)	(5.7)	(5.8)
Interest, net	(101.5)	(101.1)	(395.3)	(391.4)
Other, net	1.0	4.8	31.5	14.2
Minority interest	(2.7)	(2.6)	(13.9)	(7.0)

Income from continuing operations before income taxes	262.6	175.1	1,335.8	487.4

Income taxes	22.0	(34.6)	(13.8)	(71.0)

Income from continuing operations	284.6	140.5	1,322.0	416.4

Income from discontinued operations	-	152.8	1.3	173.9

Net income	$284.6	$293.3	$1,323.3	$590.3

Calculation of Limited Partners’ interest in net income (loss)
Income from continuing operations	$284.6	$140.5	$1,322.0	$416.4
Less: General Partner’s interest	(217.1)	(170.0)	(806.0)	(609.9)
Limited Partners’ interest	67.5	(29.5)	516.0	(193.5)
Add: Limited Partner’s interest in discontinued operations	-	151.3	1.3	172.2
Limited Partners’ interest in net income (loss)	$67.5	$121.8	$517.3	$(21.3)

Diluted Limited Partners’ net income (loss) per unit
Income (loss) from continuing operations	$0.26	$(0.12)	$2.01	$(0.82)
Income from discontinued operations	$-	$0.62	$-	$0.73
Net income (loss)	$0.26	$0.50	$2.01	$(0.09)
Weighted average units outstanding	262.0	242.3	257.2	236.9

Declared distribution / unit	$1.05	$0.92	$4.02	$3.48

	Three Mos. Ended Dec. 31,		Twelve Mos. Ended Dec. 31,
	2008	2007	2008	2007
Segment earnings before DD&A and amortization of excess investments
Products Pipelines	$137.5	$140.9	$546.2	$569.6
Natural Gas Pipelines	204.9	178.9	760.6	600.2
CO2	140.2	144.7	759.9	537.0
Terminals	137.5	121.0	523.8	416.0
Kinder Morgan Canada	56.9	12.9	160.1	(293.6)
	$677.0	$598.4	$2,750.6	$1,829.2

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Earnings Contribution by Business Segment
(Unaudited)
(in millions except per unit amounts)

	Three Mos. Ended Dec. 31,		Twelve Mos. Ended Dec. 31,
	2008	2007	2008	2007
Segment earnings before DD&A and amortization of excess investments[1]
Products Pipelines[8]	$153.2	$138.5	$571.5	$585.9
Natural Gas Pipelines[8]	198.8	178.5	746.8	600.8
CO2[8]	140.5	144.9	760.2	537.2
Terminals[8]	140.3	124.2	538.9	442.4
Kinder Morgan Canada[1,8]	37.6	14.2	140.8	56.9
Total	$670.4	$600.3	$2,758.2	$2,223.2

Segment DD&A and amortization of excess investments
Products Pipelines	$23.5	$22.3	$92.7	$92.6
Natural Gas Pipelines	17.7	16.4	68.9	65.2
CO2	126.9	69.5	387.8	284.2
Terminals	31.7	25.4	122.6	89.3
Kinder Morgan Canada[1,8]	6.9	6.1	29.5	15.2
Total	$206.7	$139.7	$701.5	$546.5

Segment earnings contribution
Products Pipelines[8]	$129.7	$116.2	$478.8	$493.3
Natural Gas Pipelines[8]	181.1	162.1	677.9	535.6
CO2[8]	13.6	75.4	372.4	253.0
Terminals[8]	108.6	98.8	416.3	353.1
Kinder Morgan Canada[1,8]	30.7	8.1	111.3	41.7
General and administrative[8,9]	(74.2)	(57.2)	(302.2)	(245.5)
Interest, net[8]	(106.1)	(101.5)	(402.5)	(392.2)
Minority interest[8]	(2.7)	(2.6)	(14.1)	(10.9)
Certain items
Trans Mountain before dropdown	-	-	-	14.9
Trans Mountain goodwill impairment	-	-	-	(377.1)
Trans Mountain tax rate adjustment[10]	19.3		19.3	-
Allocated non-cash long-term compensation	(1.4)	(1.3)	(5.6)	(26.2)
Loss on debt retirement	-	-	-	(1.0)
Environmental reserves	(9.2)	(15.5)	(9.2)	(17.7)
Legal reserves and settlements	(1.8)	(140.1)	(11.3)	(183.3)
Gain on sale[2]	-	152.8	14.3	152.8
Mark to market of certain upstream hedges[3]	6.5	-	(5.6)	-
Hurricanes and fires[4]	(2.8)	-	(18.3)	0.1
Other[5]	(6.7)	(1.9)	(9.6)	(4.2)
Minority interest	-	-	0.2	3.9
Sub-total certain items	3.9	(6.0)	(14.6)	(437.8)
Net income	$284.6	$293.3	$1,323.3	$590.3
Less: General Partner’s interest in net income	(217.1)	(171.5)	(806.0)	(611.6)
Limited Partners’ net income (loss)	$67.5	$121.8	$517.3	$(21.3)

Net income before certain items	$280.7	$299.3	$1,337.9	$1,028.1
Less: General Partner’s interest in net income before certain items	(217.0)	(171.6)	(806.1)	(616.0)
Limited Partners’ net income before certain items	63.7	127.7	531.8	412.1
Depreciation, depletion and amortization[6]	216.2	142.0	734.6	554.8
Book (cash) taxes - net	(8.3)	30.0	(18.7)	50.7
Sustaining capital expenditures[7]	(60.5)	(57.6)	(180.6)	(152.6)
DCF before certain items	$211.0	$242.1	$1,067.0	$865.0

Net income / unit before certain items	$0.24	$0.53	$2.07	$1.74
DCF / unit before certain items	$0.81	$1.00	$4.15	$3.65
Weighted average units outstanding	262.0	242.3	257.2	236.9
____________
[1]	Trans Mountain segment name has been changed to Kinder Morgan Canada and includes acquisition of Express and Jet Fuel effective August 31, 2008
[2]	Gain on sale of North and Thunder Creek Systems
[3]	Upstream asset discontinued hedge accounting during the 2nd quarter of 2008. Actual gain or loss will continue to be taken into account in earnings before DD&A at time of physical transaction
[4]	2007 - Hurricanes Katrina and Rita
2008 - Hurricanes Hanna, Gustav and Ike; Pasadena, Port Sutton, and River Terminal Fires
[5]	2007 - Imputed interest on Cochin acquisition, Trans Mountain acquisition costs, insurance policy cancellation charges, FX gain on Cochin note payable

2008 - Imputed interest on Cochin acquisition, FX loss on Cochin note payable, expense related to Express dropdown, expense related to SFAS141 acquisition cost pronouncement, product loss reserve, asset retirement / write-off

[6]	Includes Kinder Morgan Energy Partner's (KMP) share of Rockies Express (REX) DD&A - 2007 - $2.3 million and $8.3 million for the 4th quarter and year to date, respectively
2008 - $9.5 million and $33.2 million for the 4th quarter and year to date, respectively
[7]	Includes KMP's share of REX sustaining capital expenditures
[8]	Excludes certain items:
2007 4th quarter - Products Pipelines $2.4, Natural Gas Pipelines $0.4, CO2 $(0.2), Terminals $(3.2), Kinder Morgan Canada $(1.3), general and administrative expense $(3.4), interest expense $(0.7)

Full year 2007 - Products Pipelines $(16.3), Natural Gas Pipelines $(0.6), CO2 $(0.2), Terminals $(26.4), Kinder Morgan Canada $(350.5) earnings before DD&A and $(6.3) DD&A, general and administrative expense $(37.8), interest expense $(3.6), minority interest $3.9

2008 4th quarter - Products Pipelines $(15.6), Natural Gas Pipelines $6.1, CO2 $(0.3), Terminals $(2.8), Kinder Morgan Canada $19.2, general and administrative expense $(2.2), interest expense $(0.5)

2008 year to date - Products Pipelines $(25.2), Natural Gas Pipelines $13.8, CO2 $(0.3), Terminals $(15.1), Kinder Morgan Canada $19.2, general and administrative expense $(5.0), interest expense $(2.2), minority interest $0.2

[9]	General and administrative expense on this page includes income tax that is not allocable to the segments of $(1.2) and $(9.3) for 4th quarter 2008 and full year 2008, respectively.
[10]	Gain generated from reduction in deferred tax liability due to reduction in statutory tax rate

Volume Highlights
(historical pro forma for acquired assets)

	Three Mos. Ended Dec. 31,		Twelve Mos. Ended Dec 31,
	2008	2007	2008	2007
Products Pipelines
Gasoline	98.9	103.5	398.4	435.5
Diesel	37.7	41.8	157.9	164.1
Jet Fuel	28.1	31.1	117.3	125.1
Total Refined Product Volumes (MMBbl)	164.7	176.4	673.6	724.7
NGL’s	8.6	7.5	27.3	30.4
Total Delivery Volumes (MMBbl)[1]	173.3	183.9	700.9	755.1

Natural Gas Pipelines[2]
Transport Volumes (Bcf)	556.8	436.4	2,156.3	1,712.6
Sales Volumes (Bcf)	207.0	224.5	866.9	865.5

CO2
Delivery Volumes (Bcf)[3]	202.0	164.7	732.1	637.3
Sacroc Oil Production - Gross (MBbl/d)[4]	29.2	25.3	28.0	27.6
Sacroc Oil Production - Net (MBbl/d)[5]	24.3	21.1	23.3	23.0
Yates Oil Production - Gross (MBbl/d)[4]	26.7	27.8	27.6	27.0
Yates Oil Production - Net (MBbl/d)[5]	11.9	12.3	12.3	12.0
NGL Sales Volumes (MBbl/d)[6]	7.3	9.0	8.4	9.6
Realized Weighted Average Oil Price per Bbl[7,8]	$43.35	$37.57	$49.42	$36.05
Realized Weighted Average NGL Price per Bbl[8]	$26.34	$66.67	$63.00	$52.91

Terminals
Liquids Leaseable Capacity (MMBbl)	54.2	47.5	54.2	47.5
Liquids Utilization %	97.5%	95.9%	97.5%	95.9%
Bulk Transload Tonnage (MMtons)	22.6	23.5	99.1	96.2

Trans Mountain (Mbbls - mainline throughput)	23.3	24.2	86.7	94.4
____________
[1]	Includes Pacific, Calnev, Plantation, Central Florida, Cochin and Cypress
[2]	Includes KMIGT, Texas Intrastates, KMNTP, Monterrey, Trailblazer, TransColorado and REX pipeline volumes
[3]	Includes Cortez, Central Basin, CRC, CLPL and PCPL pipeline volumes
[4]	Represents 100% production from the field
[5]	Represents KMP’s net share of the production from the field
[6]	Net to KMP
[7]	Includes all KMP crude oil properties
[8]	Hedge gains/losses for Oil and NGLs are included with Crude Oil

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
PRELIMINARY ABBREVIATED CONSOLIDATED BALANCE SHEET
(Unaudited)
(Millions)

	December 31,	December 31,
	2008	2007
ASSETS

Cash and cash equivalents	$63	$59
Other current assets	1,160	1,151
Property, Plant and Equipment, net	13,254	11,591
Investments	954	655
Deferred charges and other assets	2,457	1,722
TOTAL ASSETS	$17,888	$15,178

LIABILITIES AND PARTNERS’ CAPITAL

Notes payable and current maturities of long-term debt	$289	$610
Other current liabilities	1,472	1,948
Long-term debt	8,275	6,456
Value of interest rate swaps	962	152
Other	755	1,522
Minority interest	71	54
Partners’ Capital
Accumulated Other Comprehensive Loss	(288)	(1,276)
Other Partners’ Capital	6,352	5,712
Total Partners’ Capital	6,064	4,436
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$17,888	$15,178

Total Debt, net of cash and cash equivalents, and excluding the market value of interest rate swaps	$8,501	$7,007

Segment Earnings Before DD&A and certain items	$2,758	$2,223
G&A	(302)	(246)
Income Taxes	33	67
EBITDA	$2,489	$2,044

Debt to EBITDA	3.4	3.4